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                                                                    EXHIBIT 10.7

                                  INACOM CORP.
                         EXECUTIVE INCENTIVE BONUS PLAN
                       (BASED UPON ECONOMIC VALUE ADDED)

                                   ARTICLE I
                              STATEMENT OF PURPOSE
                                      AND
                                  PLAN SUMMARY

    SECTION 1.1

    The purpose of this Plan is to reward members of the Company's senior management for their successful productivity and achievement in the maximization of stockholder value over the long term. In order to accomplish this purpose, rewards under the Plan are based upon a concept of Economic Value Added ("EVA") to the business of the Company.

    SECTION 1.2

    EVA is the performance measure of the creation of economic value. EVA reflects the benefits and costs of capital employment. EVA is the operating profit remaining after taxes have been paid and a minimum return has been earned on the capital employed.

    EVA is determined by the following formula: EVA = Net Operating Profits After Taxes (NOPAT) - Capital Charge. The Capital Charge is equal to the Capital employed by the Company multiplied by the Cost of Capital percentage.

    SECTION 1.3

    The Plan is designed to operate in such a manner as to encourage consistent improvement in EVA over the long term. The Plan consists of four elements: first, a base current bonus may be earned if Company EVA exceeds the Prior Year EVA up to the Company Target EVA (a "Target Award"); second, a discretionary bonus may be earned for achievement of specific management objectives not related to EVA (an "MBO Award"); third, if Company EVA exceeds Company Target EVA, an "EVA Improvement Award" may be earned (consisting of an additional current bonus and a deferred bonus contingent on future EVA results); and fourth, if Company EVA is less than Company Target EVA, a penalty reduction of EVA-based bonus payments may be incurred.

                                   ARTICLE II
                                  DEFINITIONS

    The definition of certain terms used in the Plan are contained in Article III and Article IV. In addition, unless the context provides a different meaning, the following terms shall have the following meanings:

    SECTION 2.1 -- "Average Risk Premium" means the premium over the risk free rate, or long-term government rate that investors require for the added risk of well-diversified portfolio invested in equities. The Average Risk Premium shall initially be 6%. The Average Risk Premium for each Fiscal Year shall be established annually by the Committee.

    SECTION 2.2 -- "Bank Balance" means, with respect to each Participant, a bookkeeping record of the net balance of the amounts credited to and debited against such Participant's Bonus Bank. A Participant's Bank Balance shall initially be equal to zero.

    SECTION 2.3 -- "Board" means Board of Directors of InaCom Corp.

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    SECTION  2.4  -- "Bonus  Bank" means,  with respect  to each  participant, a bookkeeping record of an account to which 100% of a Participant's EVA Improvement Award is credited, or debited in the case of a negative EVA, from time to time under the Plan.

    SECTION 2.5 -- "Business Unit" means a business unit or combination of business units which are separately identified for the purpose of calculating EVA and EVA based bonus awards.

    SECTION 2.6 -- "Committee" means the Compensation Committee of the Board. A member of the Committee may not be a Participant under the Plan.

    SECTION 2.7 -- "Company" means InaCom Corp.

    SECTION 2.8 -- "EVA Improvement Awards" are awards earned in any given year for EVA results exceeding Target EVA as described in Section 4.8.

    SECTION 2.9 -- "Fiscal Year" means the fiscal year of the Company.

    SECTION 2.10 -- "Market Risk Index" or "Beta". The Index which measures the business and financial risk of a company as compared with an average risk profile for all other publicly rated U.S. corporations. The Company's Market Risk Index is initially established at 1.20. The Market Risk Index for each Fiscal Year shall be established annually by the Committee.

    SECTION 2.11 -- "Participants" means the members of senior management eligible for awards under the Plan pursuant to Section 5.1.

    SECTION 2.12 -- "Plan" means this Executive Incentive Bonus Plan.

    SECTION 2.13 -- "Risk-Free Rate" means the current yield on 30-year government Treasury Bonds.

    SECTION 2.14 -- Pronouns. The masculine pronoun includes the feminine and neuter and the singular includes the plural, where the context so indicates.

                                  ARTICLE III
                  COMPONENTS OF EVA AND BASIS OF CALCULATIONS

    SECTION 3.1 -- "Economic Value Added" or "EVA" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows: EVA = NOPAT minus Capital Charge. EVA may be positive or negative.

    SECTION 3.2 -- "Net Operating Profit After Tax" or "NOPAT"

    "NOPAT" means the net income attributable to the capital employed in the Company or the separate Business Unit for the Fiscal Year. NOPAT shall equal net income available to common stockholders determined in accordance with generally accepted accounting principles with the following adjustments: (i) all tax provisions shall be converted to the cash basis, (ii) changes from the prior year in accounts receivable reserves and inventory reserves shall be eliminated,
(iii) amortization expense for goodwill and vendor authorizations shall be added back, and (iv) the after-tax effect of interest expense and imputed interest expense on non-capital leases shall be added back. The Committee may in its discretion adjust NOPAT in the event of unusual charges or credits during a Fiscal Year.

    SECTION 3.3 -- "Capital Charge" means the deemed opportunity cost of employing Capital in the Company and in the business of each Business Unit. The Capital Charge shall be equal to the Capital employed by the Company or the Business Unit, multiplied by the Cost of Capital (expressed as a percentage).

    SECTION 3.4 -- "Capital" means the net investment utilized in the operation of the Company and each Business Unit as determined annually by the Company's Chief Financial Officer. Each component of Capital will be measured by computing an average balance based on the year beginning and year ending balances for the Fiscal Year.

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    SECTION 3.5 -- "Cost of Capital" means  the weighted average of the cost  of debt and equity for the Fiscal Year. The Cost of Capital will be updated annually at the beginning of each Fiscal Year using the methodology described in this Section 3.5. Calculations will be carried to one decimal point. The Cost of Equity Capital equals Risk-Free Rate plus Market Risk Index multiplied by Average Risk Premium. The Risk-Free Rate will be updated annually. Cost of Debt Capital equals the Marginal Income Tax Rate multiplied by the Marginal Long-Term Borrowing Rate. The Marginal Income Tax Rate shall be the Company's income tax rate for the Fiscal Year. The Marginal Long-Term Borrowing Rate shall be the medium quality corporate 10-year bond rate. The percentage of the Company's Capital consisting of debt and equity shall be based on the average of the year-beginning and year-end stockholders' equity together with year-beginning and year-end debt for borrowed money (both short-term and long-term).

                                   ARTICLE IV
              DEFINITION AND COMPUTATION OF EVA PERFORMANCE AWARD

    SECTION 4.1 -- "Actual EVA" means the EVA as calculated based on the financial results for the Company and each participating Business Unit for each Fiscal Year.

    SECTION 4.2 -- "Prior Year EVA" means the measure of the actual EVA for the Company and each participating Business Unit as determined by the Committee for the year prior to the Fiscal Year. Prior Year EVA may be adjusted by the Committee as provided in Section 4.9.

    SECTION 4.3 -- "Target EVA" means the measure of the EVA for the Fiscal Year for the Company and each participating Business Unit against which the Target Award and the EVA Improvement Award is calculated. Target EVA is determined for each Fiscal Year by the Committee.

    SECTION 4.4 -- "Base Award" means the sum of the Target Award and the MBO Award. The maximum Base Award shall be a percentage of the Participant's salary range mid-point as determined by the Committee for each Fiscal Year. Such percentage shall be expressed as a dollar amount.

    SECTION 4.5 -- "Target Award" means the percentage of the Base Award that may be earned by a Participant for Fiscal Year EVA performance up to Target EVA. If the Fiscal year EVA performance is greater than Prior Year EVA, the EVA Target Award is a positive amount. If the Fiscal Year EVA performance is less than Prior Year EVA, the EVA Target Award is a negative amount. A negative Target Award is charged against a Participant's Bank Balance.

    SECTION 4.6 -- "MBO Award" or "Management By Objectives Award" means the percentage of the Base Award that may be earned by a Participant for the Fiscal Year based on individual performance objectives and independent of EVA performance. The applicable percentage shall not exceed 20%. The MBO Award objectives shall be established by the Chief Executive Officer and the satisfaction of such objectives shall be determined by the Chief Executive Officer subject to approval by the Committee.

    SECTION 4.7 -- "EVA Improvement Award Pool" means the potential cash awards which may be earned under the Plan for EVA performance above Target EVA. The EVA Improvement Award Pool shall be a percentage of the improvement in Company EVA over Company Target EVA for the Fiscal Year. The percentage is initially established at 48% and any changes are subject to review and approval by the Committee on an annual basis. If Company EVA is below Company Target EVA, no EVA Improvement Award shall be earned for the Fiscal Year.

    SECTION 4.8 -- "EVA Improvement Award" means a Participant's potential cash award represented by a percentage of the EVA Improvement Award Pool designated by the Committee. A Participant's EVA Improvement Award may be based on Company EVA and/or Business Unit EVA as determined by the Committee. Any EVA Improvement Award is added to a Participant's Bonus Bank.

    SECTION 4.9 -- Adjustments to EVA. In order that the calculation of EVA will be fair during each separate year of the Plan, adjustments may be made in the calculation of EVA to the extent provided in Section 8.9. Any such adjustments shall be approved by the Committee.

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                                   ARTICLE V
                               INDIVIDUAL AWARDS

    SECTION 5.1 -- PARTICIPATION

    The members of senior management participating in the Plan in a Fiscal Year ("Participants") shall be recommended by the Chief Executive Officer and approved by the Committee.

    SECTION 5.2 -- BASIS OF PARTICIPATION

    The Committee shall establish at the beginning of each Fiscal Year:

        (a) The Participants for the Fiscal Year pursuant to Section 5.1.

        (b) The percentage of salary range mid-point of each Participant which may be earned as a Base Award as described in Section 4.4, the prorata portion of the Base Award which may be earned for performance levels up to Target EVA, and the percentage of such award which is based on Company EVA and/or Business Unit EVA.

        (c) Any MBO Award which may be earned by a Participant and the percentage of the Base Award which may be earned as an MBO Award.

        (d) The determination of Prior Year EVA and Target EVA for the Company and each participating Business Unit for the Fiscal Year.

        (e) The Average Risk Premium and the Market Risk Index for the Fiscal Year.

        (f) The percentage of the EVA Improvement Award which may be earned by each Participant, and the percentage of such award which is based on Company EVA and/or Business Unit EVA.

Up to 70% of each Participant's (other than the Chief Executive Officer) potential award may be based on Business Unit EVA performance. A Participant's EVA Improvement Award may be based on Company performance and/or Business Unit performance. However, if Company EVA for a Fiscal Year is below Company Target EVA, no Participant shall earn an EVA Improvement Award for such Fiscal Year even if such Participant's Business Unit may have exceeded its Target EVA.

    SECTION 5.3 -- PAYMENT OF AWARDS

    The calculation of Awards for each Fiscal Year shall be made in the manner provided in Section 8.1. Following approval of Awards by the Committee, any earned MBO Award and Target Award for each Participant shall be paid in cash. Any EVA Improvement Award earned by a Participant shall be credited to the Participant's Bonus Bank. A Participant shall not be entitled to receive any MBO Award, Target Award or EVA Improvement Award for a Fiscal Year unless the Participant is employed by the Company on the date the Committee approves payment of the Awards as provided in this Section 5.3. EVA Improvement Awards shall be payable in three equal annual installments (beginning with the then current Fiscal Year) in accordance with Section 6.3 (but only to the extent of positive Bonus Bank balances). EVA below Target EVA reduces the Target Award. A negative Target Award may create a deficit balance in the Bonus Bank as described in Section 4.5. Amounts credited to the Bonus Bank became payable in accordance with Section 6.3.

                                   ARTICLE VI
                           DESCRIPTION OF BONUS BANKS

    SECTION 6.1 -- BONUS BANKS

    The Bonus Banks are the Company accounting records created to reflect the unpaid portion of EVA Improvement Awards. Bonus Banks are intended to encourage focus on long-term performance by placing a portion of prior bonuses at risk. The deferred bonus related to prior EVA years can be adversely impacted by negative EVA performance in subsequent years.

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    SECTION 6.2 -- INCREASES AND DECREASES IN BONUS BANKS

    Each Participant shall begin the Plan with a zero balance in his Bonus Bank. Any unpaid EVA Improvement Awards beginning with Fiscal Year 1995 EVA performance will be credited to the Bonus Bank at the time the EVA awards are determined. In a similar manner, any EVA below Target EVA will reduce the Target Award, and any negative Target Award will be deducted from amounts in the Bonus Bank. Amounts in the Bonus Bank are paid to eligible Participants on an annual basis pursuant to Section 6.3 and deducted from the Bank Balance.

    SECTION 6.3 -- PAYMENTS FROM BONUS BANKS

    Bonus Banks are not an obligation secured by the Company, are fully at risk, and are not a debt claim against the Company except as provided in the Plan. The Bank Balance increases in the event of an unpaid EVA Improvement Award and decreases to the extent of a negative Target Award. Subject to Article VII, each Participant shall receive annually (beginning with the then current Fiscal Year) a distribution (payable at the same time as the Awards under Section 5.3) of 33 % of the amounts initially credited to the Participant's Bonus Bank in the then current Fiscal Year and in each of the prior two Fiscal Years, but only to the extent of any positive Bonus Bank balance. Any negative EVA in the current Fiscal Year shall reduce payouts from the Bonus Bank on a first dollar basis, i.e., the entire amount of the reduction shall be first applied to the next scheduled Bonus Bank payout. Although a Bonus Bank may, as a result of a negative Target Award, have a deficit, no Plan Participant shall be required to reimburse his Bonus Bank in cash.

                                  ARTICLE VII
                           TRANSFERS AND TERMINATION

    SECTION 7.1 -- TRANSFERS

    A Participant who transfers his employment from one Business Unit of the Company to another shall have his Bonus Bank transferred to such new unit or retained at the old unit as determined by the Committee. At the time of transfer, the Participant and the Committee shall determine the manner of prorating any award with respect to the year in which the transfer occurs.

    SECTION 7.2 -- DEATH OR DISABILITY

    A Participant who dies or suffers a "permanent incapacitating disability" while in the employ of the Company shall receive full payment of his Bank Balance. Such payment(s) shall be made at the time such payments would have been made if the death or disability had not occurred. A Participant shall be deemed to suffer a "permanent incapacitating disability" if, because of physical or mental condition, the Participant is unable for a period of at least six months to perform the principal duties of his occupation as determined by a physician selected by the Company.

    SECTION 7.3 -- RETIREMENT

    A Participant who retires from the Company at the age of 60 (or early retires at age 55 or older with the approval of the Committee) or older with three or more years of service shall be entitled to full payment of his Bank Balance. Such payment(s) shall be made at all time such payments would have been made if the retirement had not occurred.

    SECTION 7.4 -- VOLUNTARY TERMINATION OR INVOLUNTARY TERMINATION FOR CAUSE

    A Participant who voluntarily terminates employment with the Company (except as provided in Sections 7.2 and 7.3) shall forfeit the balance in his Bonus Bank, except as the Committee may otherwise determine. A Participant's Bank Balance shall also be forfeited in the event of termination of employment for cause.

    "Cause" shall mean:

        (i) any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

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        (ii)  any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Chief Executive Office or Board;

       (iii) a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or

       (iv) any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

    SECTION 7.5 -- BREACH OF AGREEMENT

    Notwithstanding any other provision of the Plan or any related agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Bank Balance in such Participant's Bonus Bank shall be forfeited.

    SECTION 7.6 -- CHANGE-OF-CONTROL

    Upon the occurrence of a Change-of-Control of the Company, all Participants shall have a vested right to the immediate distribution of the entire amount in their Bonus Banks. For purposes of this Plan, Change-of-Control of the Company shall mean:

        (a) the acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

        (b) individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

        (c) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.1 -- ANNUAL REVIEW

    Prior to the payment of Awards in any Plan year, the calculation of such Awards shall be prepared by corporate management and, if directed by the Committee, reviewed by an independent party. Once prepared, these calculations and an independent report, if applicable, will be delivered to the Committee for approval as soon as possible after determination of final financial results for the Fiscal Year.

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    SECTION 8.2 -- WITHHOLDING OF TAXES

    The Company shall have the right to withhold the amount of taxes which in the determination of the Company are required to be withheld under law with respect to any amount due or paid under the Plan.

    SECTION 8.3 -- EXPENSES

    All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

    SECTION 8.4 -- NO PRIOR RIGHT OR OFFER

    Nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the Plan or to continue employment with the Company.

    SECTION 8.5 -- CLAIMS FOR BENEFITS

    In the event a Participant (a "claimant") desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit satisfactory evidence to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within sixty days of the event which the claimant asserts entitles the claimant to benefits. Failure by the claimant to submit his claim within such sixty day period shall bar the claimant from any claim for benefits under the Plan.

    SECTION 8.6 -- DENIAL OF CLAIMS

    In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or his duly authorized representative may appeal the denial of the claim to the Committee at any time within sixty days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or his duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

    SECTION 8.7 -- BINDING ACTIONS

    The Committee may employ attorneys, consultants, accountants or other persons and the Company's directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, as well as the Company and all other interested parties.

    SECTION 8.8 -- RIGHTS PERSONAL TO EMPLOYEE

    Any rights to an employee under the Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his lifetime, only by such employee.

    SECTION 8.9 -- ACCOUNTING TERMS AND ADJUSTMENTS

    Accounting terms and other measures related to the Company's performance as provided in the Plan shall be determined in accordance with U.S. generally accepted accounting principles consistently applied. The Committee, in its sole discretion, may make reasonable adjustments to accounting terms or other performance measures for purposes of the Plan, so that a change in accounting principles, extraordinary or unusual charge of credit, acquisition, merger, consolidation, recapitalization, stock dividend, stock split, stock repurchase, exchange of shares, sale by the Company of all or a

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material portion of its assets, or such other circumstances as the Committee may determine, do not distort the operation of the Plan or the realization of the Company's objectives in a manner inconsistent with the purposes of the Plan.

    SECTION 8.10 -- DISCRETION OF THE COMMITTEE

    All actions, calculations and decisions to be made regarding this Plan will be made in the sole discretion of the Committee.

                                   ARTICLE IX
                                  LIMITATIONS

    SECTION 9.1 -- NO CONTINUED EMPLOYMENT

    Nothing contained herein shall provide any employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

    SECTION 9.2 -- NO VESTED RIGHTS

    Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title or vested interest in any amounts in his Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors.

    SECTION 9.3 -- NOT PART OF OTHER BENEFITS

    The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein.

                                   ARTICLE X
                                   AUTHORITY

    SECTION 10.1 -- COMMITTEE AUTHORITY

    Full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

                                   ARTICLE XI
                                   AMENDMENTS

    SECTION 11.1

    This Plan may be amended, suspended or terminated at any time by the Board upon the recommendation of the Committee; provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any Award that has been allocated to the Bonus Bank of a Participant prior to the date of such amendment, suspension or termination. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

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